Exhibit 10.30

Summary Of Director Compensation

We use a combination of cash and share-based compensation to attract and retain qualified candidates to serve on the board. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties and comparative data regarding director compensation of our peers. John M. O'Meara, our Chairman and Chief Executive Officer receives no compensation for serving as a director. During fiscal year 2007, each director, other than John M. O'Meara received compensation for serving on our Board and committees of the Board as follows:

Cash Compensation. In 2007, the cash component of our director compensation program eliminated our historical use of meeting fees and implemented an annual fixed retainer of $40,000 for each non-employee director, with additional annual retainers of $8,000 for the audit committee chairman, $4,000 for each audit committee member and $4,000 for each other committee chairman. Each annual retainer was paid in equal quarterly installments in arrears. Payment of each annual retainer was contingent upon the director's service during the preceding quarter. We also reimburse our directors for any Board and committee attendance-related expenses.

Equity-Based Compensation. Our non-employee directors' stock option plan provides for the granting of nonqualified stock options for shares of company common stock to non-employee board members. Stock options are granted annually at the first regularly scheduled board meeting held in each calendar year. Directors first elected during the second half of a service year are granted options on a pro rata basis to those granted to the directors at the start of the service year.

The number of options granted is based on the average cash compensation earned in the preceding year and is translated into a market award opportunity by applying a variation of the Black-Scholes pricing model. The exercise price of the options is equal to the average of the high and low sales price of common stock on the date of grant. All annually awarded and pro-rated options have a term of ten years from the date of grant and become exercisable one year from the grant date subject to accelerated vesting in the event of end of board service, death, disability or a change in control, as defined in the plan. The options are nontransferable except to family members, family trusts or partnerships and include reload features. Beginning in 2008, the equity component will be based on a value of $56,000.

Deferred Compensation Plan for Non-Employee Directors. Our deferred compensation plan for non-employee directors allows non-employee directors to defer receipt of either fifty or one hundred percent of any director fees and retainers. Deferral elections are made in December of each year for amounts to be earned in the following year. Accounts are deemed to be invested in separate investment accounts under the plan, with the same investment alternatives as those available under the our nonqualified retirement plan, including an investment account deemed invested in shares of company common stock.

The accounts of directors participating in the deferred compensation plan are adjusted to reflect the investment return related to such deemed investments and they are able to modify their investment elections at any time. Deferred director fees and retainers are payable at the director's election, either as a lump sum or in installments over a period not to exceed [fifteen] years. Payments under this plan begin at the date specified by the director or upon cessation of service as a director.